FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 24, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Lisewo Well Shows Gas

Salt Lake City, January 24, 2011 – FX Energy, Inc. (NASDAQ: FXEN) FX Energy today reported excellent gas shows during coring of the top level of Rotliegend sandstones in the Company’s Lisewo well.  The gas shows were observed on the mudlogging unit during coring of the interval from 3810 to 3846 meters.  The remaining schedule is to core and drill to a total depth of 3945 meters, run electric logs to estimate reservoir properties and the gas water contact, and then conduct a production test.

“The gas shows and cores are very encouraging.  We have more drilling, coring, logging and testing to do before we can say this is a commercial gas deposit.  So far, however, everything looks as good as we could have hoped,” remarked Andy Pierce, the Company’s Vice President of Operations.

At present, the Lisewo well has cored a total of 33 meters of porous Rotliegend sandstone.  The well will be drilled to 3945 meters, with additional cores and logs to help determine the full extent of the pay zone and other reservoir parameters.  The nearest existing field is the Polish Oil and Gas Company’s (“PGNiG”) 390 Bcf Radlin field, about 12 kilometers west.

PGNiG is the operator of Lisewo and owns 51%; FX Energy owns 49% of the working interest.

The Lisewo Target

The Lisewo well is being drilled on a large 3-D defined structural trap located in the Company’s “Fences” concession in west central Poland.  If the Lisewo well is deemed commercial, and depending on log and production test data and geophysical analysis, the Lisewo structure could require additional wells for full development.  In addition, drilling on two nearby satellite structures may be warranted.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website  www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.